Filed Pursuant To Rule 433

Registration No. 333-233191

May 5, 2020

ETF Data
Capital Markets Group

April 2020

SPDR ETFs — Listed Options Data

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPY	SPDR S&P 500 ETF Trust	131,535,840	4,969,467	1,943,412	3,026,055	–	15,894,470
XLF	Financial Select Sector SPDR Fund	72,748,904	264,979	111,787	153,193	1,988,824	2,690,329
XLE	Energy Select Sector SPDR Fund	45,149,672	112,552	57,889	54,664	971,115	782,489
XLU	Utilities Select Sector SPDR Fund	18,104,952	30,826	16,173	14,653	277,489	257,429
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	15,018,110	39,658	19,959	19,699	1,025,661	1,326,317
XLP	Consumer Staples Select Sector SPDR Fund	14,744,939	19,342	5,781	13,561	123,658	218,799
XLK	Technology Select Sector SPDR Fund	14,189,540	33,294	10,044	23,250	162,268	342,564
XLI	Industrial Select Sector SPDR Fund	14,059,595	11,029	4,295	6,735	83,727	137,926
XLV	Health Care Select Sector SPDR Fund	12,827,729	17,443	7,910	9,533	114,005	191,595
GLD*	SPDR Gold Shares	12,425,313	225,816	153,798	72,019	2,201,570	1,154,226
KRE	SPDR S&P Regional Banking ETF	10,769,454	26,807	7,270	19,538	97,210	295,704
XLRE	Real Estate Select Sector SPDR Fund	10,571,431	777	254	523	5,847	5,663
XLB	Materials Select Sector SPDR Fund	8,938,588	3,778	1,477	2,302	63,249	88,341
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	8,144,975	2,956	498	2,459	15,190	61,585
XBI	SPDR S&P Biotech ETF	7,211,498	35,962	10,307	25,655	120,955	399,049
XRT	SPDR S&P Retail ETF	6,956,033	18,791	2,524	16,267	38,614	211,175
DIA	SPDR Dow Jones Industrial Average ETF Trust	6,500,727	52,197	21,039	31,159	219,869	283,293
SPLG	SPDR Portfolio S&P 500 ETF	5,741,920	17	10	7	208	149
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	5,081,382	31	4	28	132	3,168
XLY	Consumer Discretionary Select Sector SPDR Fund	4,600,536	12,824	4,726	8,099	53,970	101,909
BIL	SPDR Bloomberg Barclays 1-3 Month T-Bill ETF	4,404,692	856	51	805	2,085	29,157
SPDW	SPDR Portfolio Developed World ex-US ETF	3,873,713	2	2	–	49	–

Source: Bloomberg as of 04/30/2020.

STATE STREET GLOBAL ADVISORS SPDR®

1

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
FEZ	SPDR EURO STOXX 50 ETF	3,100,201	1,419	591	829	24,259	45,938
XLC	Communication Services Select Sector SPDR Fund	3,085,244	5,338	914	4,425	20,288	68,883
KBE	SPDR S&P Bank ETF	3,007,770	1,389	665	725	17,733	48,773
SPYG	SPDR Portfolio S&P 500 Growth ETF	2,998,998	557	292	265	4,080	3,753
SPYV	SPDR Portfolio S&P 500 Value ETF	2,862,196	205	120	85	1,406	958
XHB	SPDR S&P Homebuilders ETF	2,665,262	3,334	1,858	1,476	32,246	48,532
XME	SPDR S&P Metals & Mining ETF	2,581,669	3,993	2,945	1,048	105,932	54,780
SPEM	SPDR Portfolio Emerging Markets ETF	2,327,261	9	9	1	179	2
MDY	SPDR S&P MidCap 400 ETF Trust	1,345,844	869	629	241	13,235	7,207
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	1,178,065	54	31	24	781	712
SPSM	SPDR Portfolio S&P 600 Small Cap ETF	1,016,695	24	15	9	380	191
SDY	SPDR S&P Dividend ETF	997,798	78	46	32	1,108	597
SPTM	SPDR Portfolio S&P 1500 Composite Stock Market ETF	846,304	25	17	8	20,986	345
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	749,723	412	201	212	2,017	2,271
RWX	SPDR Dow Jones International Real Estate ETF	671,431	1	1	1	7	12
HYMB	SPDR Nuveen Bloomberg Barclays High Yield Municipal Bond ETF	464,372	22	11	11	270	488
RWO	SPDR Dow Jones Global Real Estate ETF	447,674	–	–	9	1	177
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	433,099	2	1	2	1	132
KIE	SPDR S&P Insurance ETF	382,404	33	15	18	406	564
GNR	SPDR S&P Global Natural Resources ETF	310,496	34	12	23	88	90
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	281,696	9	1	9	14	130
EWX	SPDR S&P Emerging Markets SmallCap ETF	279,536	3	2	2	66	22
XES	SPDR S&P Oil & Gas Equipment & Services ETF	271,324	73	25	49	3,464	654
GWX	SPDR S&P International Small Cap ETF	261,941	–	–	1	–	4
RWR	SPDR Dow Jones REIT ETF	214,071	15	4	12	93	111
XAR	SPDR S&P Aerospace & Defense ETF	177,897	28	17	11	183	127
EDIV	SPDR S&P Emerging Markets Dividend ETF	145,089	–	1	–	18	20
DWX	SPDR S&P International Dividend ETF	129,502	–	1	–	28	–

Source: Bloomberg as of 04/30/2020.

STATE STREET GLOBAL ADVISORS SPDR®

2

Ticker Name 20 Day Average 20 Day Average 20 Day Average 20 Day Average Total Open Total Open ETF Volume Total Option Volume Call Option Volume Put Option Volume Interest (Call) Interest (Put)
XPH SPDR S&P Pharmaceuticals ETF 116,148 16 15 2 983 40 XSD SPDR S&P Semiconductor ETF 92,720 9 6 4 100 36 NANR SPDR S&P North American Natural Resources ETF 72,364 — — — 7 — GXC SPDR S&P China ETF 63,300 9 7 3 145 106 XHE SPDR S&P Health Care Equipment ETF 34,441 6 6 1 96 9 GMF SPDR S&P Emerging Asia Pacific ETF 25,916 — — 1 10 13 KCE SPDR S&P Capital Markets ETF 8,321 45 16 30 324 442
Source: Bloomberg as of 04/30/2020.

ssga.com/etfs
interest rates, and other factors such as weather, disease, pay for its ongoing expenses, the amount of gold represented by Distributor: State Street Global Advisors Funds Distributors, LLC, embargoes, or political and regulatory developments, as well each Share will decline over time to that extent. member FINRA, SIPC, an indirect wholly owned subsidiary of
spdrgoldshares.com
as trading activity of speculators and arbitrageurs in the State Street Corporation. References to State Street may include underlying commodities. The World Gold Council name and logo are a registered trademark State Street Corporation and its a liates. Certain State Street Investment professional use only and used with the permission of the World Gold Council pursuant a liates provide services and receive fees from the SPDR ETFs.
Frequent trading of ETFs could significantly increase to a license agreement. The World Gold Council is not responsible ALPS Distributors, Inc., member FINRA, is distributor for SPDR commissions and other costs such that they may o set any for the content of, and is not liable for the use of or reliance on, S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial State Street Global Advisors savings from low fees or costs. this material. World Gold Council is an affiliate of GLD’s sponsor. Average, all unit investment trusts. ALPS Portfolio Solutions One Iron Street, Boston MA 02210 Distributor, Inc., member FINRA, is distributor for Select Sector T: +1 866 787 2257 Important Information Relating to SPDR® Gold Trust (“GLD®”): GLD® is a registered trademark of World Gold Trust Services, LLC SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions The SPDR Gold Trust (“GLD”) has filed a registration used with the permission of World Gold Trust Services, LLC. Distributor, Inc. are not a liated with State State Street Global statement (including a prospectus) with the Securities and Advisors Funds Distributors, LLC. Important Information Exchange Commission (“SEC”) for the offering to which Standard & Poor’s®, S&P® and SPDR® are registered trademarks of this communication relates. Before you invest, you should Standard & Poor’s Financial Services LLC, a division of S&P Global State Street Global Advisors Funds Distributors, LLC is the This material has been created for informational purposes only read the prospectus in that registration statement and (S&P); Dow Jones is a registered trademark of Dow Jones distributor for certain registered products on behalf of the advisor. and does not constitute investment advice and it should not be other documents GLD has filed with the SEC for more Trademark Holdings LLC (Dow Jones); and these trademarks have SSGA Funds Management has retained Nuveen Asset relied on as such. It does not take into account any investor’s complete information about GLD and this o ering. Please been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and Management, LLC as the sub-advisor to certain of such funds. particular investment objectives, strategies, tax status or see the GLD prospectus for a more detailed discussion of sublicensed for certain purposes by State Street Corporation. State
Street Global Advisors Funds Distributors, LLC is not investment horizon. There is no representation or warranty as to the risks of investing in GLD shares. The GLD prospectus is State Street Corporation’s financial products are not sponsored, affiliated with Nuveen Asset Management, LLC. the current accuracy of, or liability for, decisions made based on available by clicking here. You may get these documents endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their this material. All material has been obtained from sources for free by visiting EDGAR on the SEC website at sec.gov or respective a liates and third party licensors and none of such
Before investing, consider the funds’ believed to be reliable, but its accuracy is not guaranteed. by visiting spdrgoldshares.com. Alternatively, the Trust or parties makes any representation regarding the advisability of investment objectives, risks, charges and any authorized participant will arrange to send you the investing in such product(s) nor do they have any liability in Investing involves risk, and you could lose money on an prospectus if you request it by calling 866.320.4053. relation thereto. expenses. To obtain a prospectus or summary investment in SPDR® Gold Trust (“GLD®”). prospectus which contains this and other
GLD is not an investment company registered under the For more information, please contact the Marketing information, call 866.787.2257 or visit
ETFs trade like stocks, are subject to investment risk, fluctuate in Investment Company Act of 1940 (the “1940 Act”) and is not Agent for GLD: State Street Global Advisors Funds spdrs.com. Read it carefully. market value and may trade at prices above or below the ETFs’ subject to regulation under the Commodity Exchange Act of 1936 Distributors, LLC, One Iron Street, Boston, MA, 02210; net asset value. Brokerage commissions and ETF expenses will (the “CEA”). As a result, shareholders of the Trust do not have the T: +1 866 320 4053 spdrgoldshares.com. reduce returns. protections associated with ownership of shares in an investment © 2020 State Street Corporation. All Rights Reserved. company registered under the 1940 Act or the protections The trademarks and service marks referenced herein are the ID209856-2047512.30.1.AM.INST 0520 All ETFs are subject to risk, including the possible loss of principal. a orded by the CEA. property of their respective owners. Third party data providers Exp. Date: 05/31/2021 SPD002226 make no warranties or representations of any kind relating to the Investing in commodities entails significant risk and is GLD shares trade like stocks, are subject to investment risk and accuracy, completeness or timeliness of the data and have no Not FDIC Insured not appropriate for all investors. will fluctuate in market value. The value of GLD shares relates liability for damages of any kind relating to the use of such data. No Bank Guarantee directly to the value of the gold held by GLD (less its expenses), May Lose Value Options investing entail a high degree of risk and may not be and fluctuations in the price of gold could materially and BLOOMBERG®, a trademark and service mark of Bloomberg appropriate for all investors. adversely a ect an investment in the shares. The price received Finance L.P. and its a liates, and BARCLAYS®, a trademark and upon the sale of the shares, which trade at market price, may be service mark of Barclays Bank Plc, have each been licensed for Commodities and commodity-index linked securities may be more or less than the value of the gold represented by them. GLD use in connection with the listing and trading of the SPDR a ected by changes in overall market movements, changes in does not generate any income, and as GLD regularly sells gold to Bloomberg Barclays ETFs.

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.